EXHIBIT 4.8
FIFTH AMENDMENT
TO
GATX CORPORATION
HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN
(As Amended and Restated Effective as of January 1, 1997)
     By virtue and in exercise of the amending authority reserved to the undersigned officer of GATX Corporation (the “Company”) by the provisions of subsection 13.1 of the GATX Corporation Hourly Employees Retirement Savings Plan (the “Plan”), the Plan is amended, effective as of January 1, 2003, in the following particulars:
     1. By substituting the following for subsection 11.3 of the Plan:
     “11.3. Limits on Commencement and Duration of Distribution. The following provisions are intended to conform the distribution provisions of the Plan to the requirements of sections 401(a)(9) and 401(a)(14) of the Code and to the regulations thereunder, including the minimum incidental benefit requirement of section 401(a)(9)(G) of the Code, and such provisions of law shall supersede any provisions of the Plan inconsistent with such requirements:
(a)	Unless a Participant elects otherwise in accordance with paragraph 11.1(c), distribution shall commence no later than 60 days after the close of the Plan Year in which the later of the following events occurs: the Participant’s attainment of age 65 or the Participant’s Termination Date.

(b)	The entire value of a Participant’s Accounts shall be distributed in one of the optional forms available to the Participant no later than his “Required Beginning Date,” that is, April 1 of the calendar year following the calendar year in which he (i) attains age 70 1/2 ; or (ii) terminates from the employ of all the Employers and Related Companies, whichever is later; provided, however, that distribution shall be made under clause (i) in the case of (A) a Participant who is a 5% or more owner (as described in section 416 of the Code) during the Plan Year ending in the calendar year in which he attains age 70 1/2 and (B) any Participant who attains age 70 1/2 after December 31, 1987 and before January 1, 1997 (other than a Participant who attains age 70 1/2 during 1996 and who is still employed by an Employer or Related Company on December 31, 1996).

(c)	Minimum required distributions (within the meaning of section 401(a)(9) of the Code) for calendar years after 2002 (including minimum required distributions with respect to Participants whose Termination Date and Distribution Date occur before January 1, 2003) shall be governed by the provisions of Supplement D to the Plan.”
     2. By adding the following new supplement to the Plan to follow immediately after Supplement C thereof:

“SUPPLEMENT D
TO
GATX CORPORATION HOURLY EMPLOYEES’
RETIREMENT SAVINGS PLAN
(Minimum Distribution Requirements After 2002)

Application and Effective Date	D-1. This Supplement D to GATX Corporation Hourly Employee Retirement Savings Plan (the ‘Plan’) shall apply with respect to required minimum distributions for calendar years beginning with the 2003 calendar year.

Definitions	D-2. Unless the context clearly implies or indicates the contrary, or unless otherwise defined in this Supplement D, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement D.

General Rules	D-3. The following shall apply with respect to this Supplement D:

	(a)	Precedence. The requirements of this Supplement D will take precedence over any inconsistent provisions of the Plan.

	(b)	Requirements of Treasury Regulations Incorporated. All distributions required under this Supplement D will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.

Time and Manner of Distribution	D-4. The following provisions of this Supplement D shall apply with respect to the time and manner of distributions:

	(a)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

	(b)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained the age of 70 1/2 if later.

		(ii)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, then, except as otherwise provided by subsection D-7 below in this Supplement D, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

		(iii)	If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

		(iv)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection D-4, other than paragraph D-4(b)(i), will apply as if the surviving spouse were the Participant.

For purposes of this subsection D-4 and subsection D-6, unless paragraph D-4(b)(iv) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If paragraph D-4(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph D-4(b)(i).

	(c)	Forms of Distribution. Unless the Participant’s interest is distributed in a single lump sum on or before the Required Beginning Date, as of the first distribution calendar year, distributions will be made in accordance with subsections D-5 and D-6 of this Supplement D.

Required Minimum Distributions During Participant’s Lifetime	D-5. The following rules shall apply under this Supplement D with respect to required minimum distributions during a Participant’s lifetime:

	(a)	Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i)	the quotient obtained by dividing the Participant’s Account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)	if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

	(b)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this subsection D-5 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

Required Minimum Distributions After Participant’s Death	D-6. The following provisions shall apply with respect to required minimum distributions after a Participant’s death:

	(a)	Death On or After Distributions Begin.

(i)	Participant survived by designated beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(1)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

	(ii)	No designated beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(b)	Death Before Date Distributions Begin.

(i)	Participant survived by designated beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in subsection D-6(a).

(ii)	No designated beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)	Death of surviving spouse before distributions to surviving spouse are required to begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under paragraph D-4(b)(i) this paragraph D-6(b) will apply as if the surviving spouse were the Participant.

Special Rule	D-7. If the Participant dies before distributions begin and there is a designated beneficiary, distribution to the designated beneficiary is not required to begin by the date specified in subsection D-4 of this Supplement D, but the Participant’s entire interest will be distributed to the designated beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death; unless the sole designated beneficiary is the Participant’s surviving spouse, in which case, distribution shall commence no later than the date determined under subsection D-4(b)(i). If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to either the Participant or the surviving spouse begin, this provision will apply as if the surviving spouse were the Participant.

Definitions	D-8. Words and phrases defined in this subsection D-8 of this Supplement D to the Plan shall have that meaning when used in this Supplement D, unless the context clearly indicates otherwise.

(a) DESIGNATED BENEFICIARY means the individual who is designated as the Beneficiary under subsection 11.4 of the Plan and is the designated beneficiary under section

401(a)(9) of the Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(b)	DISTRIBUTION CALENDAR YEAR means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under paragraph D-4(b). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(c)	LIFE EXPECTANCY means life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(d)	PARTICIPANT’S ACCOUNT BALANCE means the account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.”
     IN WITNESS WHEREOF, the undersigned officer of the Company has set his hand, this            day of December, 2003.

GATX CORPORATION

By	/s/ Ronald H. Zeck

Its Chief Executive Officer